UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2009

FLEXTRONICS INTERNATIONAL LTD.
 (Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 4, 2009, the Company’s Board of Directors approved a series of restructuring activities, which are intended to rationalize the Company’s global manufacturing capacity and infrastructure as a result of the current macroeconomic conditions. This global economic crisis and related decline in demand for our customers’ products across all of the industries we serve, has caused our OEM customers to reduce their manufacturing and supply chain outsourcing and has negatively impacted our capacity utilization levels. Our restructuring activities are intended to improve our operational efficiencies by reducing excess workforce and capacity. In addition to these cost reductions, these activities will result in a further shift of manufacturing capacity to locations with higher efficiencies and, in most instances, lower costs.

The costs associated with these restructuring activities include employee severance, costs related to owned and leased facilities and equipment that is no longer in use and is to be disposed of, and other costs associated with the exit of certain contractual arrangements due to facility closures. The exact timing of these charges and cash outflows, as well as the estimated cost ranges by category type, have not been finalized. The amount and timing of the actual charges may vary due to several factors, including that certain of the restructuring activities are subject to required consultation activities with the Company’s employees and their representatives and compliance with statutory severance requirements in certain jurisdictions. Based on the analysis done to date, the Company expects to recognize between $220 million and $250 million in pre-tax restructuring and impairment costs over the course of the Company’s fiscal years 2009 and 2010. Approximately $190 million to $210 million of these costs are expected to be recorded in the Company’s operating results for the fiscal year ending March 31, 2009. The Company currently expects that a significant portion of the total restructuring costs will be related to employee benefit and severance arrangements. The charges related to the restructuring activities, excluding asset impairment charges, are expected to result in cash expenditures between $130 million and $150 million that will be payable primarily during fiscal year 2010.

We believe that upon the completion of these restructuring activities, the potential savings in cost of goods sold achieved through lower depreciation, reduced employee expenses, reduced operating costs and improved operational efficiencies as well as reduced selling, general and administrative operating expenses will yield annualized savings ranging from $230 million to $260 million.

To the extent required by applicable rules, the Company will file one or more amendments to this Current Report on Form 8-K as details of the restructuring activities are refined and estimates of related costs and charges are finalized.

Item 2.06. Material Impairments.

In connection with the exit activities described in Item 2.05 above, the Company is performing an impairment assessment on property, plant and equipment held by each facility impacted by the associated actions. Assets that are determined to be impaired will be written down to fair value. At this time, the Company has estimated a range related to the non-cash impairment charges to be approximately $90 million to $100 million (which is included in the estimated total charges of $220 million to $250 million included in Item 2.05 above).

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the expected nature, timing, reductions, objectives, expected cost savings, and charges associated with the Company’s restructuring actions.  All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements.  These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global and economic market conditions; the Company’s ability to implement the actions as planned; retention of key employees; changes in the Company’s business requirements; and the possibility that benefits of the actions may not materialize as expected.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit

99.1	Press release, dated March 10, 2009, issued by Flextronics International Ltd.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date: March 10, 2009	By:	/s/ Paul Read

		Name:	Paul Read
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated March 10, 2009, issued by Flextronics International Ltd.